August 18, 2014

Thomas Mangas
499 Stonehenge Drive
Lititz, PA 17543

Dear Thomas:

We are delighted to confirm to you our invitation to join Starwood Hotels & Resorts Worldwide, Inc. A challenging and fulfilling experience is ahead of you as you become part of a diverse community of great talent that is transforming our organization into the premier leisure and hospitality company in the world.

By signing and returning this letter to Jeff Cava, Executive Vice President, Chief Human Resources Officer via mail, email or fax, you confirm that this letter accurately sets forth the current understanding between you and the Company regarding the terms of your employment and that you accept and agree to the terms as stated above.

Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, Connecticut 06902
Phone: 203-351-2511
Fax: 203-351-2479
Email: Jeff.Cava@starwoodhotels.com

If you have any questions concerning the terms of this offer, please contact me at 203-351-2511.

Again, we look forward to you joining our team.

Sincerely,

/s/ Jeffrey M. Cava
Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer

Starwood Hotels & Resorts Worldwide, Inc.

August 18, 2014

Thomas Mangas
499 Stonehenge Drive
Lititz, PA 17543

Dear Thomas:

We are pleased to offer you employment with Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) under the terms and conditions stated below:

Start Date:
Subject to the terms of this letter, the effective date of your employment with the Company will be October 1, 2014, or earlier (the “Effective Date”).

Responsibilities:
Your position will be Executive Vice President, Chief Financial Officer at the Corporate Office in Stamford, Connecticut and you shall perform such duties and services as are assigned to you by the Company. You initially will report to Frits van Paasschen, President and Chief Executive Officer. The Company reserves the right to and may make changes in your reporting structure, title, position, work location, and job responsibilities at any time and from time to time.

Your normal working hours will initially be between 8:00 a.m. or 9:00 a.m. to 5:00 p.m. or 6:00 p.m., Monday through Friday. You will need to discuss with your Manager the precise normal working hours for your specific role. As an exempt salaried employee, you will be expected to work additional hours as may be required by the nature of your work assignments.

You shall devote your full time and attention to the affairs of the Company and to your job duties, and use your best efforts and abilities to promote the Company’s interests. In performing your duties, you will be expected to comply at all times with all Company policies, procedures and directives as they currently exist or as they may be adopted or changed from time to time.

Base Salary:
Your initial base salary will be paid at the annualized rate of $700,000, paid in semi-monthly intervals in arrears of $29,166.67, less applicable withholdings, taxes and deductions. Your pay schedule is the 15th and the last day of each month. The Company generally provides annual performance-based salary reviews for future salary progression. However, a satisfactory performance review does not guarantee a salary increase. A salary increase awarded at year-end, if any, attributable to this year’s job performance may be prorated based on your start date.

Annual Incentive Plan (AIP) Participation (Bonus):
You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) or, at the election of the Committee, the Annual Incentive Plan for Certain Executives (“AIPCE”). Except as provided in the next paragraph, (i) in either case, your target incentive is 100% of base salary, and (ii) your actual incentive award, if any, will be based upon a variety of factors, including Company and division performance and your achieving specified performance criteria to be established with and approved by your manager. In the event that changes are made to the incentive plan, the changes will apply to you as they do other similarly situated employees of the Company.

For the 2014 performance year, you will receive a minimum annual incentive award in an amount equal to $175,000 (the “2014 Bonus”). The amount of the 2014 Bonus is subject to increase based upon your achievement of specified performance criteria to be established with and approved by your manager. The 2014 Bonus will be paid in 2015, no later than March 15, 2015.

An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonus is payable in accordance with the AIP or AIPCE, as applicable, and Company practices. The Company does not pay pro-rata bonuses upon an associate’s separation from employment.

Sign-on Bonus:
You will be paid a one-time cash sign-on bonus of $500,000, less applicable withholdings, taxes and deductions, to be disbursed to you within 30 days following the Effective Date, provided, however, that if, within one year following the Effective Date, you do not complete your relocation to Stamford, Connecticut, resign from employment with the Company or the Company terminates your employment for “cause” (as defined in the “Severance” section below), you are obligated to repay the entire amount of the sign-on bonus, without reduction or offset for any reason.

Long Term Incentive (Equity Grants):
You will be eligible to participate in any long-term incentive program operated by the Company from year to year, including the Company’s 2013 Long-Term Incentive Compensation Plan or successor plans (“LTIP”), subject to the terms and conditions of the LTIP, as it may be changed from time to time, or as otherwise determined by the Company. In 2015, no later than March 15, 2015, you will be granted one or more LTIP awards having an aggregate value equal to $2,200,000 based on the Fair Market Value (as defined in the LTIP) on the date of grant (the “2015 LTIP Award”). The 2015 LTIP Award is conditioned on your employment on the grant date of the award, which shall not be later than March 15, 2015, and the award’s type and terms (including vesting requirements that constitute a substantial risk of forfeiture for purposes of Section 409A) shall be consistent with the type and terms of awards that are given to similarly situated executives in 2015. The 2015 LTIP Award will be governed by the provisions of the LTIP and the award agreement(s) governing the 2015 LTIP Award.

Sign-on Restricted Stock Grant:
Effective the first day of the quarter following the Effective Date, or on the Effective Date if your start date is concurrent with the first day of a quarter, you will be granted a number of shares of restricted stock having a value equal to $2,000,000.00 based on the Fair Market Value (as defined in the LTIP) on the date of the grant. The restricted shares will vest in three equal installments (rounded up to the next highest whole number of shares, as necessary) on each of the first three anniversaries of the grant date, if you remain employed with the Company on the applicable anniversary of the grant date for each such installment, and will otherwise be governed by the provisions of the LTIP and the award agreement governing the restricted shares. Further details will be provided in the award notification and agreement to be delivered to you following your employment.

Benefits:
The Company offers “StarShare”, a comprehensive array of employee benefit programs. You will be eligible for the StarShare health and welfare benefit programs on the first of the month coincident with or following 60 days of continuous service. You and your eligible dependents will be covered by these benefits according to your coverage elections. In addition, as a new employee, you are eligible for the 401(k) plan upon your date of hire. If you do not enroll on your own, you will be enrolled automatically starting at 3% of your eligible pay after you complete 90 days of continuous employment.

Information on these plans and other benefit programs such as the HOT Rates (the employee discount room rates program), short-term disability, long-term disability, employee life insurance, and our vacation policy will be provided to you after you begin your employment with us. In the event that changes are made to any of the benefit plans, programs, or policies, the changes will apply to you as they do other similarly situated employees of the Company.

If the Effective Date is prior to October 1, 2014, you will be immediately eligible for 5 vacation days. Beginning in 2015, you will be eligible for 4 weeks of vacation annually.

Relocation:
The Company has selected Graebel Relocation Services to administer our Relocation Program. Provided that you complete your relocation to Stamford, Connecticut by the first anniversary of the Effective Date, the Company will pay the reasonable, out-of-pocket costs of relocating your family and household furnishings from Lancaster, Pennsylvania to Stamford, Connecticut in accordance with the provisions of the Company’s Relocation Program – Plan I – homeowner. Details of the Company’s Relocation Program are enclosed. To be eligible for reimbursement of certain benefits, you are required to utilize the services of an agent in the Graebel approved agents or Realtors on both departure and destination.

You will be assigned to a Relocation Consultant at Graebel who will provide you with relocation assistance and referrals to the Graebel approved agents or Realtors in your area.  In an effort to fully utilize our relocation benefits and avoid additional tax liability, we ask that you do not begin your relocation process before being contacted by your assigned Graebel Relocation Consultant. Please do not contact agents or Realtors at departure or destination until you have spoken with your Consultant.  For questions regarding policy benefits or to register a real estate agent with Graebel, please call 1-888-948-4330.

You agree that if relocation expenses are paid to you or on your behalf and you voluntarily resign from the Company or are terminated for cause (as determined by the Company in its discretion) within the one year period following the Effecctive Date, you will repay all such relocation expenses, reduced by 1/12 for each full calendar month actually worked.  You also agree that if relocation expenses are paid to you or on your behalf and you do not complete your relocation to Stamford, Connecticut by the first anniversary of the Effective Date, you will repay all such relocation expenses. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by the Company and will be your sole responsibility.

COBRA Payments:
We realize that there may be a transitional benefits cost to you because of the waiting period before you become eligible for the Company’s health plans. Therefore, during your benefits waiting period, the Company agrees to reimburse you for COBRA payments you have elected to make to your prior employer until the date you become eligible for the Company’s health benefits. The amount of the reimbursement will be the difference between the employee portion of the monthly premium pursuant to the Company’s group health benefits plan and your monthly COBRA payment and will be paid to you no later than December 31, 2014. Reimbursement is subject to your providing the Company, no later than December 1, 2014, with documentation satisfactory to the Company to substantiate that you incurred the COBRA expense.

Severance:
If the Company terminates your employment without “cause,” the Company will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings (the “Severance Payment”), plus an amount equal to 12 times the COBRA charge on the payment date for the type of Company-provided group health plan coverage in effect for you (e.g., family coverage) on the date of your employment termination less the active employee charge for such coverage in effect on the date of your employment termination, in a lump sum less all applicable withholdings (the “COBRA Payment”). The Severance Payment will be subject to and conditioned upon (a) your continuing compliance with the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement referred to below and (b) your payment in full of any outstanding balance, including any and all charges, interest and/or delinquency fees, on your corporate American Express credit card, if one is issued to you, prior to the date upon which payment of the Severance Payment is otherwise due as specified below. In addition, the Company will deliver to you a customary release agreement (the “Release”) on the date of your employment termination, and as a condition to receipt of the Severance Benefit you must (i) sign the Release and return the signed Release to the Company within the following number of days after the date on which the Company delivers the Release to you: 21 days if your termination of employment is not part of a group termination program within the meaning Section 7(f)(1)(F)(ii) of the Age Discrimination in Employment Act of 1967, as amended, and 45 days if your termination is part of such a group termination program (the “Release Period”); and (ii) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended (the “Revocation Period”). The Company will then pay the Severance Benefit to you in a lump sum 53 days following the date of your termination of employment, except as provided in the section entitled “Section 409A” below. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the Severance Benefit. The Company will pay the COBRA Payment to you within 30 days following the date of your employment termination. You will not be eligible for the Severance Payment or COBRA Payment if you resign from your employment with the Company or if your employment ends due to your death or Disability (as defined in the LTIP, as such definition may be amended from time to time).

Attached is an agreement (Attachment C) that provides for certain severance payments in the event your employment is terminated under specific circumstances in connection with a change in control of the Company (the “Severance Agreement”). No payments will be due to you under this “Severance” section of this offer letter in the event you are entitled to payments on account of your termination of employment under section 6 the Severance Agreement.

For purposes of this paragraph, “cause” for termination by the Company of your employment shall mean (i) the willful and continued failure by you to substantially perform your duties with the Company after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and you have not cured any such failure that is capable of being cured in all material respects within ten (10) days of receiving such written demand, or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

Resolution of Disputes:
From time to time, disagreements and misunderstandings may arise concerning your job responsibilities, performance, compensation, benefits or other matters affecting your employment with the Company, or one of its affiliated companies. We hope that we will be able to resolve such matters through normal discussions with your immediate managers or Human Resources representatives.

In the event those efforts fail, you and the Company agree, except as may be prohibited by law or as otherwise excluded by the terms of the attached Mutual Agreement to Arbitrate (Attachment A), to submit any and all disputes relating to or arising out of this offer letter, your employment with the Company or the termination of that employment to final and binding arbitration pursuant to the employment rules then in effect of the American Arbitration Association, which shall be the sole and exclusive remedy for such disputes. Accordingly, you acknowledge and agree that this offer of employment and the benefits provided herein are contingent upon your execution of the Mutual Agreement to Arbitrate provided to you herewith and incorporated herein by reference. In the event that the Mutual Agreement to Arbitrate is determined by a court with appropriate jurisdiction to be unenforceable, you and the Company waive any right to a trial by jury on the claims that otherwise would have been subject to the Mutual Agreement to Arbitrate.

Employment Term:
While the Company looks forward to a long and mutually beneficial relationship with you, you should understand that there is no fixed duration for your employment. In accepting this offer, you acknowledge and agree that your employment with the Company is at will, and may be terminated by you or the Company at any time, with or without notice and for any or no reason. By signing below, you acknowledge that except for this letter and the enclosed attachments, there is nothing in writing between you and the Company concerning this offer of employment or your prospective employment. You further acknowledge and agree that nothing in this letter guarantees employment for any definite or specific term or duration or any particular level or type of benefits or compensation.

Other Conditions and Obligations:
You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include, without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire. By signing this letter, you represent to the Company that there are no agreements or arrangements, whether written or oral, in effect that would prevent or conflict with your full performance of your employments duties and responsibilities to us.

As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement attached hereto (Attachment B) and incorporated herein by reference.

No Other Assurances:
You acknowledge that in deciding to sign this offer, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated herein. This offer replaces and cancels all previous agreements, commitments, and understandings whether spoken or written, if any, that the Company or any representative of the Company may have made in connection with your employment.

You also acknowledge that this offer is intended as written, and that no marginal notations or other revisions to either this offer letter, the Mutual Agreement to Arbitrate, or the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement are binding on the Company unless expressly consented to in writing by the Executive Vice President, Human Resources or the General Counsel of Starwood Hotels & Resorts Worldwide, Inc. This offer shall be construed, governed by and enforced in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

Section 409A:
This offer letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to any amounts that are subject to Section 409A, it is intended, and this offer letter will be so construed, that such amounts and the Company’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. For purposes of any payment in this offer letter that is subject to Section 409A and triggered by your “termination of employment”, (i) “termination of employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and (ii) in the event you are a “specified employee” on the date of your termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of your termination of employment or, in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), such payment (to the extent subject to Section 409A) shall not be paid earlier than six months after such termination of employment (if you die after the date of your termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to your estate without regard to such six-month delay). Notwithstanding any provision to the contrary in this offer letter, to the extent that any expense reimbursement provided for by this offer letter does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement to you no later than December 31 of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and your right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company. You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this offer letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Pre-Employment Verification:
This offer is contingent upon satisfactory results of the Company’s pre-employment investigation, reference checks, testing and verification. Enclosed please find Notice and Authorization Forms that you will need to complete and return to the Company in order to enable us to complete our pre-employment investigation, testing and verification process relative to your application for employment. Please complete and send these forms to our confidential fax number 407-418-7026. If you have any questions regarding Pre-Employment Verification please contact the HR Service Center at 1-866-476-6293.

You should not resign from your current employment until you have received notification from the Company of your satisfactory completion of all pre-employment investigation, testing and verification.

This offer also is subject to you establishing your legal right to work in the United States. Please be prepared to show appropriate identification and proof of eligibility to work on the first day that you report to work. Please contact the undersigned if you have any questions regarding these requirements.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and the Company regarding the terms of your employment and that you accept and agree to the terms as stated above.

Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, CT 06902
Phone: 203-351-2511
Fax: 203-351-2479
Email: Jeff.Cava@starwoodhotels.com

Very truly yours,

/s/ Jeffrey M. Cava
Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer

Starwood Hotels & Resorts Worldwide, Inc.

Enclosures: Mutual Agreement to Arbitrate (Attachment A)

Non-Compete, Non-solicitation, Confidentiality and Intellectual Property Agreement
(Attachment B)
Severance/Change in Control Agreement (Attachment C)
Pre-Employment Verification Notice and Authorization Form (included)
COBRA Reimbursement Form (included)
Relocation Plan (included)

cc:	Personnel File

ACCEPTED AND AGREED TO:

Dated: 8/22/14
/s/ Thomas Mangas
Thomas Mangas

Attachment A

MUTUAL AGREEMENT TO ARBITRATE

In order to gain the benefits of a speedy, impartial, and cost-effective dispute resolution procedure, and for good and valid consideration as covenanted below and in addition to any other consideration, and intending to be legally bound, Starwood Hotels & Resorts Worldwide, Inc. (“Company”) and I hereby agree that, except as otherwise provided herein, all disputes and claims for which a court otherwise would be authorized by law to grant relief, in any manner, that I may have, now or in the future, during or after my employment with the Company, of any and every kind or nature whatsoever with or against the Company, any of the Company’s affiliated, subsidiary or parent companies, partners, joint venturers, owners of properties the Company manages, and/or any of its or their directors, officers, employees or agents , or any disputes and claims that the Company or any of the Company’s affiliated, subsidiary or parent companies, may have against me (collectively, “Claims”), shall be submitted to the American Arbitration Association (“AAA”) to be resolved and determined through final and binding arbitration before a single arbitrator and to be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The Company and I agree that the arbitrator will have the authority to grant motions dispositive of all or part of any Claim. The Company shall be responsible for payment of all arbitrator compensation, AAA filing fees and AAA administrative fees, other than the initial AAA filing fee for which I will be responsible to pay up to a maximum of $125, or as otherwise required by law.

Any reference in this Agreement to the Company also refers to all of the Company’s affiliated entities, benefit plans, the benefit plans’ sponsors, fiduciaries and administrators, and all successors and assigns of any of them.

The Company and I each have the right to representation by counsel with respect to arbitration of any dispute pursuant to this Agreement. Except as prohibited by law, at the request of either the Company or me, the arbitration proceedings shall be conducted in confidence, and, in such a case, all documents, testimony, and records shall be received, heard, and maintained by the arbitrator in confidence, available for inspection only by me and the Company, our respective attorneys, and experts, who shall agree, in advance and in writing, to receive all such information confidentially and to maintain the secrecy of such information until it shall become generally known. Both parties shall be allowed adequate discovery as part of the arbitration process, including reasonable access to essential documents and witnesses as determined by agreement or the arbitrator.

The arbitrator shall conduct a full hearing as to all issues and disputes not resolved by dispositive motion. At such hearing, the parties shall be entitled to present evidence and examine and cross-examine witnesses. The arbitrator shall issue a written decision revealing the essential findings and conclusions upon which any award is based. In addition, the arbitrator shall have authority to award equitable relief, damages, costs, and fees to the extent permitted by law, including, but not limited to, any remedy or relief that a governing court might order.

The Company and I hereby agree that the Claims subject to arbitration shall include but not be limited to any and all Claims that arise out of or are related to the offer of employment, transfer or promotion extended by the Company to me, any withdrawal or rescission of that offer, any aspect of my employment with the Company or the terms and conditions of that employment, any claim for bonus, vacation pay or other compensation, any termination of that employment and any claim of discrimination, retaliation, or harassment based upon age, race, religion, sex, creed, ethnicity, pregnancy, veteran status, citizenship status, national origin, disability, handicap, medical condition, sexual orientation or any other protected basis, or any claim of any other unlawful conduct, under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, the Rehabilitation Act, as amended, the Immigration Reform and Control Act, and the state and local analogues to the foregoing.

The Company and I further agree that the Claims subject to arbitration shall exclude any Claims required by any applicable federal, state, local or other statute or benefit or pension plan to be submitted to an administrative forum (for example, a workers’ compensation claim, a claim for unemployment insurance benefits, or an administrative charge of discrimination or retaliation filed with the Equal Employment Opportunity Commission or the state or local analogue to that agency but not litigation arising from such charges) and any Claims involving solely a monetary dispute within the jurisdiction of a small claims court. The Company and I further agree that the Claims subject to arbitration also shall exclude any Claims to the extent they involve the alleged taking, use or disclosure of trade secrets and similar confidential or proprietary information, Claims involving a failure to pay a retention bonus or relocation expense, Claims involving a failure to repay any unearned portion of a retention bonus or relocation expense, Claims based upon any employee pension or benefit plan the terms of which contain an enforceable arbitration procedure, in which case the procedure of such plan shall apply, and Claims that cannot be compelled to mandatory arbitration under applicable federal law.

The Company and I agree that any arbitration award rendered as the result of any arbitration under this Agreement shall be final and binding and may be entered and enforced as a court judgment in accordance with applicable law. The Company and I further agree that this Agreement, any arbitration under this Agreement and any arbitration award rendered in such arbitration shall be governed by the Federal Arbitration Act.

By entering into this Agreement, the Company and I each specifically acknowledge and understand that the right to the determination and/or trial of any Claims in court before a judge or a jury is a valuable right, and that by signing this Agreement the Company and I hereby knowingly and voluntarily waive any and all rights we may have to assert any Claims in any court of competent jurisdiction and to a determination and/or trial before a judge or a jury.

I further understand and acknowledge that this Agreement is not intended to be and shall not be deemed to constitute a contract of employment for any specific duration, and that my employment shall be and remain at will, which means that the Company and I shall be free to terminate that employment at any time for any or no reason with or without notice and with or without cause.

Each party’s promise to resolve Claims by arbitration in accordance with the provisions of this Agreement is consideration for the other party’s like promise. Additionally, I enter into this Agreement in consideration of the Company’s employment, continued employment, transfer or promotion of me.

This Agreement shall survive my employer-employee relationship with the Company and shall apply to any covered Claim whether arising or asserted during my employment or after the termination of my employment with the Company. This Agreement can be modified or revoked only by a writing signed by both the Company’s Executive Vice President, Human Resources and me and that expressly refers to this Agreement and specifically states an intent to modify or revoke it. This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration provision contained in a pension or benefit plan or an agreement covering change in control benefits and protections.

EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES CAREFULLY READING THIS AGREEMENT, UNDERSTANDING ITS TERMS, AND ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EACH PARTY FURTHER ACKNOWLEDGES HAVING THE OPPORTUNITY TO DISCUSS THE AGREEMENT WITH PERSONAL LEGAL COUNSEL AND HAS USED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated: 8/22/14
/s/ Thomas Mangas
Thomas Mangas

Dated: 8/18/14
/s/ Jeffrey M .Cava
Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.

Attachment B

NON COMPETE, NON-SOLICITATION, CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

This Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement (“Agreement”) is entered into by and between Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) and Thomas Mangas (the “Employee”). For purposes of this Agreement, the “Company” shall refer to Starwood Hotels & Resorts Worldwide, Inc. and any and all of the Company’s affiliated subsidiary or parent companies.

WHEREAS, the Company devotes significant time, resources and effort to the training and advancement of its management, and its management team constitutes a significant asset and important competitive advantage; and

WHEREAS, the Employee has and will have access to important and sensitive confidential information; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an agreement with Employee whereby Employee will be prohibited from soliciting employees of the Company in accordance with the terms and conditions of this Agreement; and

WHEREAS, Employee may create inventions, trade secrets, know-how and documents or other works of authorship and may appear or perform in various promotional materials within the scope of Employee’s employment.

WHEREAS, in consideration of the Company’s offer of employment and/or continued employment, Employee agrees to enter into this Agreement.

THEREFORE, the Company and Employee agree as follows:

1. Non-Compete. Employee agrees that during the period of Employee’s employment with the Company and for a period of 12 months following the date of any termination of employment from the Company (the “Non-Compete Period”), Employee shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services to or otherwise assist or be interested in any Competitive Business in any geographic area in which, as of the date of termination of Employee’s employment, the Company or any of its subsidiaries is engaged or planning to be engaged. As used herein, “Competitive Business” shall mean any of the firms, businesses, corporations or enterprises listed on Attachment 1. Notwithstanding the foregoing, Employee may invest in a Competitive Business if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock.

2. Non-Solicitation. During the period in which Employee is employed by the Company, and for a period of one (1) year following the date of any termination of employment from the Company, Employee shall not, without the prior written consent of the Company, except in the course of carrying out Employee’s duties hereunder, directly or indirectly solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

3. Confidentiality. Employee acknowledges that during the course of his/her employment with the Company, Employee will receive, and will have access to, “Confidential Information,” as such term is defined below, of the Company and that such information is a special, valuable and unique asset belonging to the Company. Accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide the Company with what Employee considers to be reasonable protection for the Company’s interests. All notes, memoranda, papers, documents, correspondence or writings (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise recorded or stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) (“Documents”) which from time to time may be in Employee’s possession (whether prepared by Employee or not) relating, directly or indirectly, to the business of the Company shall be and remain the property of the Company and shall be delivered by Employee to the Company immediately upon request, and in any event promptly upon termination of Employee’s employment, and Employee shall not make or keep any copies or extracts of the Documents. At any time during or after Employee’s employment with the Company ends, without the prior written consent of the Company, except (i) in the course of carrying out Employee’s duties hereunder or (ii) to the extent required by a court or governmental agency, or by applicable law or under compulsion of legal process, Employee shall not disclose to any third person any information concerning the business of the Company, including, without limitation, any trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, design plans and strategies, management organization, computer systems and software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, financial records or other financial, commercial, business or technical information relating to the Company (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee’s breach of this Section 2). Employee will, prior to making any such disclosure pursuant to subsection (ii), promptly notify the Company of his/her receipt of such process or requirement, consult with the Company on the advisability of taking steps to resist or narrow such request, cooperate with the Company in any attempt that the Company may make to obtain a court order or other reliable assurance that confidential treatment will be accorded to all or designated portions of such information, and not disclose such Confidential Information unless the Company shall have had reasonable opportunity to obtain a court order prohibiting or limiting such disclosure.

3.1 Employee agrees that, both during and after Employee’s employment with the Company, if Employee is uncertain of whether or not information is confidential, Employee will treat that information as Confidential Information until Employee has received written verification from an authorized officer of the Company that the information is not Confidential Information.

4. Intellectual Property and Publicity Rights. Employee acknowledges and agrees that all right, title and interest in and to patents, patent applications, inventions, improvements, discoveries, developments, processes, business methods, technical information, know-how, trade secrets, computer programs, writings, designs, copyrights, maskworks, trademarks, service marks, trade names, trade dress and the like (collectively, “Intellectual Property”), including the right to invoke the benefit of the right of priority provided by any treaty to which the United States is a party, which Employee creates, conceives, develops or obtains, either solely or jointly with others, during Employee’s employment with the Company (a) with the use of the Company’s time, materials, facilities or other resources; or (b) resulting from or suggested by Employee’s work for the Company; or (c) in any way relating to any subject matter relating to the existing or contemplated business, products and services of the Company or the Company’s affiliates, subsidiaries and licensees shall be owned by the Company. Upon request, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company, or its nominee, all of Employee’s right, title, and interest in and to such Intellectual Property. Employee further acknowledges and agrees that the Company shall have the perpetual, worldwide right to use Employee’s name, performance, biography, voice, image, signature and likeness in promotional or any other materials developed by or for the Company during Employee’s employment with the Company. Employee hereby irrevocably and unconditionally waives any and all rights that he/she has or may have in and to the Intellectual Property, including, without limitation, any “moral rights” that he/she has or may have as “author” of the Intellectual Property, and hereby expressly agrees not to make any claim or demand against the Company or any party authorized by the Company to exploit the Intellectual Property.

5. Equitable Relief.

5.1 Employee acknowledges that the restrictions and obligations specified in Sections 1, 2 and 3 hereof are reasonable in view of the nature of the business in which the Company is engaged and Employee’s knowledge of, and responsibilities with respect to, the Company’s business, and that any breach of Sections 1, 2 or 3 hereof may cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of the Company, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed to be a waiver of any right to assert any other remedy the Company may have at law or in equity, including, without limitation, the right to cancel payments to which Employee is otherwise entitled under Employee’s employment agreement.

5.2 Any proceeding or action seeking equitable relief for violation of Sections 1, 2 and 3 hereof may be commenced in the federal courts in the Southern District of the State of New York, or in the absence of federal jurisdiction in state court in the State of New York. Employee hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts. Employee irrevocably waives any objection that Employee now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against Employee in any such suit will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which will be conclusive evidence of the fact and the amount of any liability therein described, or by appropriate proceedings under an applicable treaty or otherwise.

6. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, and/or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement and the subject matter of this agreement, (a) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties to the fullest extent permitted under applicable law, and (b) the remaining terms and provisions of this Agreement will remain in full force and effect.

7. Governing Law. This Agreement shall be construed, governed and enforced according to the laws of the State of New York without regard to its conflicts of laws principles.

8. Amendments and Waivers. No failure to act by the Company will waive any right contained in this Agreement. No provision of this Agreement may be amended or waived, except by a written agreement signed by both Employee and an authorized executive officer of the Company. Any waiver by the Company of strict performance of any provision of this Agreement shall not be a waiver of or prejudice the Company’s right to require strict performance of that same provision or any other provision of the Agreement in the future.

Employee acknowledges that he/she has had a reasonable opportunity to review and consider the terms described above and to consult with an attorney if he/she so chooses prior to signing this Agreement. Fully understanding the above terms, Employee is entering into this letter agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Dated: 8/22/14
/s/ Thomas Mangas
Thomas Mangas

Dated: 8/18/14
/s/ Jeffrey M .Cava
Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.

Attachment 1

List of Competing Businesses

Accor
Blackstone Group (Branded Hotel Operations only)
Fairmont Hotels & Resorts Inc.
Four Seasons Hotels, Inc.
Hilton Worldwide Holdings Inc.
Hyatt Corporation
Ian Schrager Hotels and/or Morgans Hotel Group
Intercontinental Hotel Group
Kimpton Hotels & Restaurant
Mandarin Oriental
Marriott International, Inc.
Starwood Capital Group
TRT Holdings (owns Omni)
Wyndham Worldwide Corporation

And any affiliate of any of the foregoing.